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Exhibit 99(a)(1)(H)

[Communication to be in email format]

Reminder—Election Deadline for Stock Option Exchange Program is Approaching

        Our records indicate that you have not returned an Election Form either accepting or declining the recent Offer to Exchange your eligible options. Whether or not you have decided to participate in the Stock Option Exchange Program, you must either mark the "elect to participate" or "elect NOT to participate" box on your Election Form, sign the Election Form and return it to Brenda Butters by hand delivery or regular or overnight mail, at 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301. Delivery by facsimile or email is not acceptable.

        ALL ELECTION FORMS MUST BE RETURNED NO LATER THAN 5:00 P.M., LOS ANGELES TIME, MONDAY, DECEMBER 15, 2003. IF YOU DO NOT RETURN AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN IN EFFECT UNDER THEIR CURRENT TERMS.

        If you have any questions, please contact Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, (818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email).

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  Reminder—Election Deadline for Stock Option Exchange Program is Approaching